UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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California Resources Corporation
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NEWS RELEASE	For immediate release

California Resources Corporation Announces the Nomination of Christian S. Kendall to Its Board of Directors
Long Beach, California, March 19, 2024 – California Resources Corporation (NYSE: CRC) announced today that the Board of Directors has nominated Christian S. (Chris) Kendall to stand for election as a director at CRC’s 2024 Annual Meeting of Stockholders. Mr. Kendall is the former President and Chief Executive Officer of Denbury.
“As we continue creating long-term sustainable value at CRC and CTV, Mr. Kendall will bring significant strategic insights to navigate the growth and development of our low carbon intensity oil and natural gas and carbon management businesses,” said Francisco Leon, CRC’s President and Chief Executive Officer.
“Mr. Kendall has a strong and proven record of accomplishments in the new and always evolving energy sector,” added Tiffany (TJ) Thom Cepak, CRC’s Chair of the Board of Directors. “CRC’s senior leadership team and the Board look forward to leveraging Mr. Kendall’s extensive industry experience as we work together to execute our corporate strategy.”
Prior to joining Denbury in 2015, Mr. Kendall worked at Noble Energy, Inc., where he served as a member of Noble’s executive management and operations leadership team as Senior Vice President, Global Operations Services. Prior to that, Mr. Kendall served in several other executive and management roles of increasing responsibility with Noble beginning in 2001. Mr. Kendall’s career in the oil and natural gas industry began in 1989 at Mobil Oil Corporation. Mr. Kendall has served as the Chairman of the Board of the Dallas Division of the American Heart Association and is a member of National Petroleum Council.
Mr. Kendall holds a Bachelor of Science degree in Engineering with a Civil Specialty from the Colorado School of Mines and has also completed the Advanced Management Program at the Harvard Business School.
About California Resources Corporation
CRC is an independent energy and carbon management company committed to energy transition. CRC produces some of the lowest carbon intensity oil in the US and is focused on maximizing the value of its land, mineral and technical resources for decarbonization efforts. For more information about CRC, please visit www.crc.com

Contact:
Joanna Park (Investor Relations)	Richard Venn (Media)
818-661-3731	818-661-6014
Joanna.Park@crc.com	Richard.Venn@crc.com

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Important Additional Information

California Resources Corporation (the “Company”), its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with any matters that would be considered at the Company’s 2024 annual meeting of stockholders, currently scheduled for May 3, 2024 (including any adjournment or postponement thereof, the “2024 Annual Meeting”). The Company intends to file a definitive proxy statement with the SEC in connection with any solicitation of proxies from the Company’s stockholders with respect to the 2024 Annual Meeting. STOCKHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION RELATING TO THE 2024 ANNUAL MEETING. The definitive proxy statement for Company’s 2023 annual meeting of stockholders contained information regarding the direct and indirect interests, by security holdings or otherwise, of the Company’s directors and executive officers in the Company’s securities. Information regarding subsequent changes to their holdings of the Company’s securities can be found in the SEC filings on Forms 3, 4 and 5, which are available through the SEC’s website at www.sec.gov. Updated information regarding the identity of potential participants, and their direct or indirect interests in the matters to be considered at the 2024 Annual Meeting, by security holdings or otherwise, will be set forth in the definitive proxy statement and other materials that the Company anticipates filing with the SEC in connection with the 2024 Annual Meeting. Stockholders will be able to obtain the definitive proxy statement with respect to the 2024 Annual Meeting, including any amendments or supplements to such proxy statements and other documents, if any, filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies would also be available at no charge on the Company’s website at www.crc.com
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